                                   EXHIBIT 8.1






                     [Wilmer, Cutler & Pickering Letterhead]









                                November 5, 1998


U.S. Office Products
1025 Thomas Jefferson Street, N.W.
Suite 600 East
Washington, DC 20007

Dear Ladies and Gentlemen:

         We have acted as special counsel to U.S. Office Products in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Prospectus, dated November 5, 1998 (the "Prospectus"), to the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the 9-3/4% Senior Subordinated Notes due 2008 (the "New Notes") which are to be offered in exchange for all the outstanding 9-3/4% Senior Subordinated Notes due 2008 (the "Old Notes"). All capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Prospectus.

         We have examined copies of the following documents: (1) the Prospectus
(2) the Registration Statement; and (3) such other documents as we have deemed relevant for purposes of the opinion set forth herein.

         In our examination of such documents, we have assumed, without independent inquiry, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted

U.S. Office Products
November 5, 1998
Page 2



to us as copies, the authenticity of the originals of any such copies, and the legal capacity of all natural persons.

         Based on and subject to the foregoing, it is our opinion that the discussion set forth in the Prospectus under the heading "Certain United States Federal Tax Considerations" constitutes, in all material respects, a fair and accurate summary under current law of the United States federal income tax consequences of the purchase, ownership, and disposition of the New Notes and the exchange of Old Notes for New Notes.

         The foregoing opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, prospectively or retroactively, at any time. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date hereof.

         This opinion has been prepared solely for your use in connection with the filing of the Prospectus and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Prospectus as filed with the SEC and to the use of our name therein.


                                          Very Truly Yours,

                                          WILMER, CUTLER & PICKERING


                                 By:      /s/ WILLIAM J. WILKINS
                                          ---------------------------
                                          William J. Wilkins
                                          A Partner